Option Agreement dated as of December 20, 1994 between MGT and JI Trust.

                               OPTION AGREEMENT


                                  dated as of
                              December 20, 1994,


                                    between


                         MORGAN GUARANTY TRUST COMPANY
                           OF NEW YORK, as agent for
                        Bell Canada International Inc.

                                      and


                  JONES INTERNATIONAL GRANTOR BUSINESS TRUST








                               TABLE OF CONTENTS

                                                                      Page



                                   ARTICLE I

                                  DEFINITIONS

         SECTION 1.1.  Definitions......................................  1


                                  ARTICLE II

                          GRANT OF THE CONTROL OPTION

         SECTION 2.1.  Grant of Control Option..........................  6


                                  ARTICLE III

                        EXERCISE OF THE CONTROL OPTION

         SECTION 3.1.  Exercise Periods.................................  6
         SECTION 3.2.  Exercise of Control Option.......................  7

         SECTION 3.3.  Purchase Price For the Optioned
                            Shares......................................  9
         SECTION 3.4.  Determination of Market Value.................... 10
         SECTION 3.5.  Closing.......................................... 12
         SECTION 3.6.  Termination of Control Option.................... 12
         SECTION 3.7.  Adjustment Upon Changes in Capitalization
                            or Merger................................... 13


                                  ARTICLE IV

                                   COVENANTS

         SECTION 4.1.  No Proxies for or Encumbrances on  Optioned
                            Shares...................................... 13
         SECTION 4.2.  Further Assurances............................... 14


                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                                  OF GRANTOR

         SECTION 5.1.  Valid Title...................................... 14
         SECTION 5.2.  Existence........................................ 14
         SECTION 5.3.  Binding Effect................................... 14
         SECTION 5.4.  Governmental Authorization....................... 14
         SECTION 5.5.  Non-Contravention................................ 15
         SECTION 5.6.  Finder's Fees.................................... 15
         SECTION 5.7.  Validity, Perfection and Priority of Security
                            Interest.................................... 15


                                  ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         SECTION 6.1.  Acquisition for Purchaser's Account.............. 16


                                  ARTICLE VII

                                 CHANGE IN LAW

         SECTION 7.1.  Change in Law.................................... 16
         SECTION 7.2.  Right of First Offer............................. 17
         SECTION 7.3.  Closing Procedures............................... 18


                                 ARTICLE VIII

                           SURVIVAL; INDEMNIFICATION

         SECTION 8.1.  Survival......................................... 19
         SECTION 8.2.  Indemnification.................................. 19
         SECTION 8.3.  Procedures....................................... 19

                                  ARTICLE IX

                           PLEDGE OF OPTIONED SHARES

         SECTION 9.1.  The Security Interest............................ 20
         SECTION 9.2.  Delivery of Collateral........................... 21
         SECTION 9.3.  Further Assurances............................... 21
         SECTION 9.4.  Right to Vote and Receive Dividends on
                            Collateral.................................. 21
         SECTION 9.5.  Limitation on Duty of Purchaser in Respect of
                            Collateral.................................. 22
         SECTION 9.6.  Termination of Security Interest; Release of
                            Collateral.................................. 22
         SECTION 9.7.  Successors and Assigns........................... 22


                                   ARTICLE X

                                 MISCELLANEOUS

         SECTION 10.1.  Termination..................................... 23
         SECTION 10.2.  Successors and Assigns.......................... 23
         SECTION 10.3.  Specific Performance............................ 24
         SECTION 10.4.  Notices......................................... 24
         SECTION 10.5.  Expenses........................................ 25
         SECTION 10.6.  Amendments and Waivers.......................... 25
         SECTION 10.7.  Governing Law................................... 26
         SECTION 10.8.  Counterparts; Effectiveness..................... 26
         SECTION 10.9.  Headings........................................ 26
         SECTION 10.10.  Entire Agreement............................... 26
         SECTION 10.11.  Separability................................... 26
         SECTION 10.12.  Agency Capacity of Purchaser................... 26


                                   SCHEDULES

         SCHEDULE I        Option Price


                                   EXHIBITS
         EXHIBIT A         Exercise Period Notice
         EXHIBIT B         Exercise Notice
         EXHIBIT C         Offer Notice
         EXHIBIT D         Acceptance Notice

                               OPTION AGREEMENT


               AGREEMENT dated as of December 20, 1994 between Morgan Guaranty Trust Company of New York, as agent for BCI (in such capacity, "Purchaser"), and Jones International Grantor Business Trust, a Delaware business trust ("Grantor").


                              W I T N E S E T H :

               WHEREAS, concurrently with the execution of this Agreement,

Purchaser is purchasing (i) 7,414,300 shares of Class A Common Stock of Jones Intercable, Inc., a Colorado corporation (the "Company"), for an aggregate purchase price of $203,893,250, (ii) 2,410 shares of Class A Common Stock of Jones Education Networks, Inc., a Colorado corporation, for an aggregate purchase price of $18,000,000, (iii) 12,592 shares of Class A Common Stock of Jones Lightwave, Ltd., a Colorado corporation, for an aggregate purchase price of $5,000,000 and (iv) 747,500 shares of Class A Common Stock of Jones Entertainment Group, Ltd., a Colorado corporation, for an aggregate purchase price of $7,000,000;

               WHEREAS, the parties hereto acknowledge that Purchaser would not enter into the Stock Purchase Agreement (as defined below) unless Grantor also granted the option set forth herein; and

               WHEREAS, in order to induce the Purchaser to enter into this Agreement, Grantor has agreed to grant a continuing security interest in and to the Optioned Shares to secure its obligations under this Agreement;

               NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

               SECTION 1.1. Definitions. (a) The following terms, as used herein, have the following meanings:

               "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

               "BCI" means Bell Canada International Inc., a corporation organized under the Canada Business Corporations Act.

               "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks are authorized to close in Montreal, Canada, New York, New York or Denver, Colorado.

               "Capital Stock" means, at any time, Common Stock, Class A Common Stock and any other authorized capital stock of the Company.

               "Change in Law" means on or after the date of this Agreement the adoption of any applicable treaty, law, rule or regulation, or any change in any applicable treaty, law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority (whether by opinion, order, policy statement or other similar documents), or any directive of any Governmental Authority relating to the business or assets of BCI or its Affiliates and not the Purchaser.

               "Class A Common Stock" means the Class A Common Stock of the Company, par value $0.01 per share.

               "Common Stock" means the Common Stock of the Company, par value $0.01 per share.

               "Control Option" means the option to purchase the Optioned Shares pursuant to the terms and conditions of this Agreement.

               "Dollars" and sign "$" means United States dollars.

               "Event" means the death or Incapacity of Glenn R. Jones. For purposes of this Agreement, "Incapacity" shall be deemed to exist if Glenn R. Jones becomes physically or mentally incapacitated and is therefore unable for a period of six consecutive months, or for an aggregate of 12 months in any 24 consecutive month period, to perform his duties as Chief Executive Officer with the Company. Any question as to the existence of Incapacity shall be determined in writing by a qualified independent physician mutually acceptable to Grantor and Purchaser. If Grantor and Purchaser cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination. The determination of Incapacity made by any such physician shall be final and conclusive for all purposes of this Agreement.

               "Exon-Florio Act" means Section 721 of Title VII of the Defense Production Act of 1950, as amended, together with the rules and regulations promulgated thereunder.

               "Governmental Authority" means any local, county, state, commonwealth, federal or foreign court, judicial, executive, or legislative instrumentality, or any agency, authority, commission, board or official thereof, including, without limitation, any franchising authority.

               "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               "Intercable Group" means, at any time, the Company and each Person that is a Subsidiary of the Company at such time.

               "Intercable Group Entity" means, at any time, each Person included in the Intercable Group at such time.

               "Jones" means Glenn R. Jones, a resident of Colorado, or in the event he is not then alive or legally competent, his executor, the administrator of his estate or his legal representative (including, without limitation, his guardian, conservator or other similar fiduciary).

               "Jones Bankruptcy Event" means (i) Grantor, Glenn Jones Grantor Business Trust, Jones or Jones International shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing, (ii) an involuntary case or other proceeding shall be commenced against Grantor, Glenn Jones Grantor Business Trust, Jones or Jones International seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days or (iii) an order for relief shall be entered against Grantor, Glenn Jones Grantor Business Trust, Jones or Jones International under the federal bankruptcy laws as now or hereafter in effect.

               "Jones International" means Jones International, Ltd., a Colorado corporation.

               "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

               "Option Price" means, at any time, the Option Price described on Schedule I at such time.

               "Optioned Shares" means the 2,239,416 shares of Common Stock owned by Grantor on the date hereof and delivered to Purchaser pursuant to
Section 9.1 (as the same may be adjusted pursuant to Section 3.7).

               "Optionor" means Grantor and the grantors under the Related Option Agreements.

               "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

               "Purchase Price" means the aggregate amount payable to Grantor in connection with the purchase of the Optioned Shares, as calculated pursuant to Section 3.3.

               "Related Option Agreements" means the Option Agreements dated as of the date hereof between Purchaser and each of Glenn Jones Grantor Business Trust, Jones Space Segment, Inc., Jones Global Group, Inc., Jones Interdigital, Inc. and Jones Entertainment Group, Ltd.

               "Resignation Event" means the resignation of Glenn R. Jones as Chief Executive Officer of the Company.

               "Secured Obligations" means the obligations of Grantor to deliver the Optioned Shares at the Closing, free and clear of any Lien and any other limitation or restriction under this Agreement.

               "Securities Act" means the Securities Act of 1933, as amended, and rules and regulations promulgated thereunder.

               "Security Interest" means the security interest in the Collateral granted hereunder securing the Secured Obligations.

               "Shareholders Agreement" means the Shareholders Agreement dated as of the date hereof among BCI, the Company, Jones and Jones International.

               "SPA Closing" means December 20, 1994.

               "Stock Purchase Agreement" means the Stock Purchase Agreement dated as of May 31, 1994, as amended on October 20, 1994, between the Company and BCI.

               "Subsidiary" means, as to any Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by such Person,
(ii) any partnership of which such Person is, directly or indirectly, a general or managing partner or (iii) any other entity that is, directly or indirectly, controlled by such Person. The parties hereto acknowledge that
(i) Glenn R. Jones and Jones International are not Subsidiaries of any

Intercable Group Entity and (ii) BCE Inc. is not a Subsidiary of BCI.

               "Trust Agreement" means the Trust Agreement dated as of the date hereof among Robert S. Zinn and Christine Jones Marocco, as Managing Trustees, John P. Garniewski, Jr. as Independent Trustee, and Jones International.

               (b) Each of the following terms is defined in the Section set forth opposite such term:


               Term                                      Section

         Acceptance Notice                                 7.2
         Additional Securities                             7.3
         Closing                                           3.2
         Collateral                                        9.1
         Damages                                           8.2
         Eligible Assignee                                10.2
         Exercise Notice                                   3.2
         Exercise Period                                   3.1
         Final Determination                               3.4
         Indemnified Party                                 8.3
         Indemnifying Party                                8.3
         Grantor's Notice                                  3.1
         Market Value                                      3.4
         Offer Notice                                      7.2
         Offer Price                                       7.2
         Restricted Business                              10.2
         Termination Time                                  3.6
         Trigger Date                                      3.3 and 7.2
         Withdrawal Period                                 3.4

               (c) Unless otherwise defined herein, or unless the context otherwise requires, all terms used herein which are defined in the New York Uniform Commercial Code as in effect on the date hereof shall have the meanings therein stated.


                                  ARTICLE II

                          GRANT OF THE CONTROL OPTION

               SECTION 2.1. Grant of Control Option. (a) Subject to the terms and conditions of this Agreement, Grantor hereby grants to Purchaser an irrevocable option to purchase all, but not less than all, of the Optioned Shares.

               (b) In consideration of the grant by Grantor of the Control Option, Purchaser hereby pays to Grantor an amount in cash equal to $19.00 per Optioned Share.

               (c) Amounts paid by Purchaser pursuant to this Section 2.1 shall not be deducted from the Purchase Price payable at the Closing.


                                  ARTICLE III

                        EXERCISE OF THE CONTROL OPTION

               SECTION 3.1. Exercise Periods. (a) The Control Option may be exercised either as provided in Section 7.2(c), or by Purchaser at any time during any of the following periods (each, an "Exercise Period"):

                     (i) the period commencing on the day of an Event and ending 270 days after Purchaser receives written notice from or on behalf of any Optionor of the occurrence of an Event;

                   (ii) the period commencing on the day of a Resignation Event and ending 90 days after Purchaser receives a written notice from (or on behalf of) any Optionor of the occurrence of a Resignation Event;

                  (iii) the period commencing on the day that Purchaser receives a written notice from (or on behalf of) Grantor requesting that Purchaser exercise the Control Option (the "Grantor's Notice"), which notice may be delivered only on or after the fifth anniversary of the SPA Closing, and ending 180 days after such day;

                   (iv) the period commencing on the seventh anniversary of the SPA Closing and ending on the eighth anniversary of the SPA Closing; and

                     (v) the period commencing on the day of a Jones Bankruptcy Event and ending 30 days after Purchaser receives written notice of the occurrence of a Jones Bankruptcy Event.

provided that no Exercise Period will expire if immediately preceding such expiration there is in effect a law, regulation or order that stays or otherwise prohibits Purchaser from delivering an Exercise Notice after (or as a result of) the occurrence of a Jones Bankruptcy Event.

               (b)   The notices delivered pursuant to clauses (i), (ii),
(iii) and (v) will be in the form attached hereto as Exhibit A. A Grantor's Notice delivered pursuant to clause (iii) will be effective only if a similar notice is simultaneously delivered to Purchaser under the Related Option Agreements. Once delivered to Purchaser, a Grantor's Notice will be irrevocable.

               (c) Subject to the termination provisions of Section 3.6, the parties acknowledge that at any given time there may be more than one Exercise Period in effect at such time.

               SECTION 3.2. Exercise of Control Option. (a) Purchaser may exercise the Control Option at any time during an Exercise Period by delivery to Grantor of an irrevocable written notice in the form attached hereto as Exhibit B (the "Exercise Notice"). Purchaser has no obligation to deliver an Exercise Notice and may allow the Control Option to expire and terminate without purchasing the Optioned Shares. The Control Option may only be exercised simultaneously with the exercise of the option granted under the Related Option Agreements and the Closing hereunder will only take place simultaneously with the closing of the exercise of the option granted under the Related Option Agreements.

               (b) The closing for the exercise of the Control Option (the "Closing") will take place not more than 20 Business Days after the date that the Exercise Notice is delivered to Grantor, provided that (x) if it is necessary to determine Market Value pursuant to Section 3.4(b), the Closing will be postponed as provided in Section 3.4(c) and (y) so long as Purchaser is using its reasonable efforts to consummate the Closing promptly, and subject to Section 3.6 hereof, Purchaser may postpone the Closing until such time as the following conditions have been satisfied or waived by Purchaser:

               (i) The waiting period (including any extension thereof resulting from additional inquiries, if any) under the HSR Act applicable to the purchase of the Optioned Shares by Purchaser shall have expired or been earlier terminated.

             (ii) All other actions by, in respect of or filings with any Governmental Authority in the United States, England or Spain, or any other country where the Intercable Group conducts material business, required to permit the consummation of the Closing shall have been taken or obtained, as the case may be, and shall be in full force and effect.

            (iii) There shall not then be in effect any applicable law, rule or regulation or any judgment, injunction, order or decree that has one or more of the effects described in clauses (a), (b) or (c) of the following paragraph (iv), provided that if after the date hereof BCI or any of its Affiliates enters into a new line of business and at such time there is a law, rule or regulation that has, or is reasonably expected to have, one or more of such effects, then this clause (iii) will not apply to any such law, rule or regulation.

             (iv) There shall not then be instituted or pending any action or proceeding before any federal or state court or other Governmental Authority brought by a Governmental Authority challenging the consummation of the Closing or seeking to (a) prevent BCI (or its agent) from exercising the Control Option, (b) require BCI (or its agent) to divest, or otherwise limit BCI's (or its agent's) ability to exercise full rights of ownership over, the shares of Capital Stock owned by BCI and its Affiliates, the Control Option or the Optioned Shares or (c) require, after the exercise of the Control Option, the Intercable Group to divest any material business or assets or would impose a material limitation on the conduct of Intercable Group's business, provided that (A) if after the date hereof BCI or any of its Affiliates enters into a new line of business and at such time there is a law, rule or regulation that has, or is reasonably expected to have, one or more of the foregoing effects, then this paragraph (iv) will not apply to actions or proceedings that seek to enforce such law, rule or regulation and (B) any actions or proceedings described in clause (a) or (b) will be based on the business or assets of BCI or its Affiliates and not the Purchaser.

               (v) The Intercable Group Entities shall have received all material third party consents required to be obtained in connection with the Closing, in each case in form and substance reasonably satisfactory to Purchaser.

             (vi)  The representations and warranties of Grantor contained in
         Article V shall be true at and as of the date of the Closing, as if made at and as of such date.

               SECTION 3.3. Purchase Price For the Optioned Shares. (a) The purchase price per Optioned Share will be calculated as follows:

               (i) (A) if the Trigger Date occurs prior to or on June 18, 1995, 200% of the Market Value of a share of Class A Common Stock on the applicable Trigger Date, or (B) if the Trigger Date occurs after June 18, 1995, the sum of (x) two-thirds of the Option Price on the applicable Trigger Date and (y) one-third of 120% of the Market Value of a share of Class A Common Stock on the applicable Trigger Date(1), in each case reduced by

- -----------
(1) As an example of the calculation described in clause (i)(B), if on the applicable Trigger Date the Option Price were $50 per Share and the Market Value of a share of Class A Common Stock were $60 per share, the purchase price would be 2/3 of $50 ($33.3333) plus 1/3 of 120% of $60 ($24), or
$57.3333 (computed to four decimal places).

             (ii) the amount (or in the case of property other than cash, fair market value) of any dividends and distributions other than stock dividends paid, declared or otherwise distributed by the Company in respect of the Optioned Shares between the date hereof and the date of Closing. In the event any such dividends or distributions are made in property other than cash, the fair market value of such dividends or distributions will be determined pursuant to the valuation procedures described in Section 3.4(b).

               (b) The applicable "Trigger Date" will depend on the Exercise Period under which Purchaser is delivering an Exercise Notice and will be earliest of the following days:

               (i)   in the case of an Exercise Period described in clauses
         (i) or (ii) of Section 3.1(a), the day of an Event or Resignation Event, as the case may be;

             (ii)    in the case of an Exercise Period described in clause
         (iii) of Section 3.1(a), the day immediately preceding the day on which Grantor delivers a Grantor's Notice;

            (iii) in the case of an Exercise Period described in clause (iv) of Section 3.1(a), the day immediately preceding the day on which Purchaser delivers an Exercise Notice; or

             (iv) in the case of an Exercise Period described in clause (v) of Section 3.1(a), the day immediately preceding the day of a Jones Bankruptcy Event.

               SECTION 3.4. Determination of Market Value. (a) For purposes of this Agreement, "Market Value" of a share of Class A Common Stock means, on any Trigger Date, the average of the daily closing prices on the NASDAQ National Market System (or other principal exchange on which shares of Class A Common Stock are listed or approved for trading) for the shares of Class A Common Stock for the 20 consecutive trading days immediately prior to the Trigger Date. The daily closing price for each such trading day shall be the closing price, if reported, or, if the closing price is not reported, the average of the closing "bid" and "asked" prices as reported by NASDAQ (or other principal exchange). If the daily closing price per share of Class A Common Stock is determined during a period following the declaration of a dividend, distribution, recapitalization, reclassification or similar transaction, then the Market Value shall be properly adjusted to take into account ex-dividend trading.

               (b) In the event that the shares of Class A Common Stock are not traded on a national securities exchange, promptly after delivery of an Exercise Notice Grantor and Purchaser shall in good faith negotiate the Market Value on the applicable Trigger Date. If they are unable to reach agreement within 10 Business Days, each of Grantor and Purchaser shall promptly select a nationally recognized independent investment banking firm to determine the Market Value of a share of Class A Common Stock, which will be based on a public market valuation of the Company and its Subsidiaries as if the Class A Shares were traded on the NASDAQ National Market System and a non-controlling block of approximately 1,000,000 Class A Shares had been purchased on the

Trigger Date by a willing institutional purchaser. If 20 Business Days after their selection such firms cannot agree as to such Market Value, each firm will submit to Grantor and Purchaser a proposed Market Value and within 10 Business Days they shall mutually select a third nationally recognized independent investment banking firm which shall be engaged to make such determination, which Market Value shall be within the range of values proposed by the two investment banking firms. Such third investment banking firm shall make such determination (the "Final Determination") by written notice to Grantor and Purchaser within 20 Business Days of its engagement and its judgment as to all matters relating to its determination shall be binding upon the parties hereto. Each party will pay the fees and expenses of the initial investment banking firm hired by such party. The fees and out-of-pocket expenses of the third investment banking firm shall be paid equally by Grantor and Purchaser, provided that if Purchaser withdraws an Exercise Notice pursuant to the following paragraph (c), Purchaser shall pay the fees and expenses of such third investment banker.

               (c) At any time prior to 10 Business Days after the receipt by Purchaser of a written determination of the Market Value pursuant to the immediately preceding paragraph (b) (the "Withdrawal Period"), Purchaser shall have the right to withdraw its Exercise Notice by written notice to Grantor. Notwithstanding the immediately preceding sentence, in the event the investment banking firm selected by Purchaser submits a proposed Market Value pursuant to such paragraph (b), Purchaser may withdraw its Exercise Notice only for 10 Business Days after the receipt by Purchaser of such proposed Market Value, provided that if (but only if) the Final Determination is greater than 110% of such proposed Market Value, Purchaser will have 10 Business Days after the receipt by Purchaser of such Final Determination to withdraw its Exercise Notice. If Purchaser does not withdraw such Exercise Notice pursuant to this paragraph (c), Purchaser will notify Grantor within five Business Days after the expiration of such Withdrawal Period as to the time and place of the Closing, which shall be not more than 20 Business Days after the expiration of such Withdrawal Period, provided that, subject to
Section 3.6, Purchaser may postpone such closing until such time as the conditions described in Section 3.2(b) have been satisfied or waived by Purchaser.

               SECTION 3.5. Closing. (a) At the Closing, Grantor shall deliver to Purchaser a certificate or certificates or other documentation representing the Optioned Shares, accompanied by stock powers duly executed in blank or other appropriate assignment documentation reasonably satisfactory to Purchaser.

               (b) At the Closing, Purchaser shall deliver to Grantor an amount in cash equal to the purchase price for such Optioned Shares, calculated pursuant to Section 3.3(a). Such purchase price will be paid by wire transfer to a bank account designated by Grantor not later than five Business Days prior to the Closing. Notwithstanding the foregoing, upon the mutual agreement of Purchaser and Grantor, all or a portion of the Purchase Price may be paid in shares of common stock of BCE Inc.

               SECTION 3.6. Termination of Control Option. (a) The Control Option shall terminate at 5:00 p.m. Denver time when the first Exercise Period described in clauses (i), (iii) or (iv) of Section 3.1 expires (the "Termination Time"), provided that, subject to the following paragraph (b), the Control Option will not terminate if Purchaser has previously delivered to Grantor an Exercise Notice. The Control Option shall also terminate (A) at such time as Purchaser withdraws an Exercise Notice pursuant to Section 3.4(c), or (B) if the Closing has been postponed pursuant to Section 3.2(b), ten Business Days after Grantor has delivered written notice to Purchaser stating that it believes Purchaser is not using its reasonable efforts to consummate the Closing promptly (which notice will set forth the basis for such claim) and Purchaser has failed to use its reasonable efforts prior to the expiration of such period to cure the problem identified by Grantor. The Control Option will not terminate upon the expiration of the Exercise Periods described in clauses (ii) and (v) of Section 3.1.

               (b) Notwithstanding anything in this Agreement to the contrary, (i) if an Exercise Period is extended pursuant to the proviso in
Section 3.1(a), the Termination Time will occur twenty Business Days after such stay or prohibition has been lifted and Purchaser has received notice of such action and (ii) each Exercise Notice shall terminate, and be of no further force or effect, 18 months after its delivery, unless a Closing shall have occurred by such time.

               SECTION 3.7. Adjustment Upon Changes in Capitalization or Merger.If any change in the Company's capital stock shall occur by reason of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations, conversions, exchanges of shares, dividends or other changes in the corporate or capital structure of the Company, the number and kind of shares or securities subject to the Control Option and the Purchase Price shall be adjusted so that Purchaser shall receive upon exercise of the Control Option the number and class of shares or other securities or property that Purchaser would have received in respect of the Optioned Shares purchasable upon exercise of the Control Option if the Control Option had been exercised immediately prior to such event.


                                  ARTICLE IV

                                   COVENANTS

               SECTION 4.1. No Proxies for or Encumbrances on Optioned Shares. Except as contemplated by this Agreement, until the termination of this Agreement pursuant to Section 10.1, Grantor shall not, directly or indirectly, (i) grant any proxies (other than a revocable proxy granted in connection with a meeting of stockholders) or enter into any voting trust or other agreement or arrangement with respect to the voting of any Optioned Shares, (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Optioned Shares or (iii) seek or solicit any transaction or arrangement described in clauses (i) and (ii). Grantor will notify Purchaser promptly (and provide all details reasonably requested by Purchaser) if Grantor is approached or solicited, directly or indirectly, by any person with respect to any of the foregoing. Nothing herein shall be deemed to prevent or restrict (x) Grantor or its Affiliates from voting its shares in its sole discretion on all matters, except as otherwise agreed to between Grantor, its Affiliates and BCI in the Shareholders Agreement or otherwise or (ii) any Affiliate of Grantor from taking or refraining from taking any other action not provided herein or otherwise agreed to between Grantor, its Affiliates and BCI in the Shareholders Agreement or otherwise.

               SECTION 4.2. Further Assurances. BCI (and its agent) and Grantor will each execute and deliver or cause to be executed and delivered all further documents and instruments and use their reasonable best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby or to enable Purchaser and BCI to enjoy all benefits and rights of the Optioned Shares.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                                  OF GRANTOR

               Grantor represents and warrants to Purchaser that, except as disclosed in the Schedules to the Stock Purchase Agreement, as of the date hereof and, in the case of Sections 5.1, 5.2 and 5.6 the date of the Closing:

               SECTION 5.1. Valid Title. Grantor is the sole record and beneficial owner of the Optioned Shares, free and clear of any Lien (other than the Security Interest) and any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of or transfer any Optioned Share). At the Closing, Grantor will convey good and valid title to the Optioned Shares, free and clear of any Lien and any such limitation or restriction (other than offer and sale restrictions imposed by securities laws).

               SECTION 5.2. Existence. Grantor is a trust duly organized, validly existing and in good standing under the laws of Delaware and has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Grantor has heretofore delivered to Purchaser true and complete copies of its Trust Agreement and trust certificate as currently in effect.

               SECTION 5.3. Binding Effect. The execution, delivery and performance by Grantor of this Agreement are within Grantor's power and have been duly authorized by all necessary action on the part of Grantor. This Agreement has been duly executed and delivered by Grantor, and assuming the accuracy of Purchaser's representations and warranties herein, is a valid and binding agreement of Grantor.

               SECTION 5.4. Governmental Authorization. Assuming the accuracy of BCI's representations and warranties in the Shareholders
Agreement, the execution, delivery and performance by Grantor of this Agreement requires no action by Grantor in respect of, or filing by Grantor with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and (ii) any such action or filing as to which the failure to make or obtain would not reasonably expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations, properties or condition (financial or otherwise) of Grantor.

               SECTION 5.5.  Non-Contravention.  The execution, delivery and
performance by Grantor of this Agreement do not:     (i) violate the Trust
Agreement or trust certificate of Grantor, (ii) assuming the accuracy of Purchaser's representations and warranties herein and compliance with the matters referred to in Section 5.4, violate any applicable law, rule, regulation, judgment, injunction, order or decree binding on Grantor, (iii) assuming the accuracy of Purchaser's representations and warranties herein, require any consent or other action by any Person under, or constitute a default under, any material agreement or other instrument binding upon Grantor, or (iv) except as contemplated by Article IX, result in the creation or imposition of any Lien on any material asset of Grantor, except in the case of clauses (ii), (iii) and (iv), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations, properties or financial condition of Grantor.

               SECTION 5.6. Finder's Fees. Except as disclosed to BCI, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Grantor or its Affiliates who might be entitled to any fee or commission from Purchaser, BCI or any Intercable Group Entity in connection with the grant or exercise of the Control Option.

               SECTION 5.7. Validity, Perfection and Priority of Security Interest. (a) Upon the delivery of the certificates representing the Optioned Shares to Purchaser in accordance with Section 9.2, Purchaser will have a valid and perfected security interest in the Collateral subject to no prior Lien. No registration, recordation or filing with any governmental body, agency or official is required in connection with (i) the execution or delivery of this Agreement or necessary for the validity or enforceability hereof (except as covered in Sections 5.4 and 5.5) or (ii) for the perfection or enforcement of the Security Interest. Neither Grantor nor any of its Affiliates has performed or will perform any acts which would prevent Purchaser from enforcing any of the terms and conditions of this Agreement or which would materially limit Purchaser in any such enforcement. Without limiting the generality of the foregoing, the parties hereto acknowledge that in matters relating to Franchise Agreements (as defined in the Shareholders Agreement) and material contracts, an Affiliate of Grantor will not be in breach of the immediately preceding sentence if it is in compliance with its obligations under Section 5.2 of the Shareholders Agreement concerning such matters.

               (b) The chief executive office of Grantor is located at its address set forth in Section 10.4. Under the Uniform Commercial Code as in effect in the State in which such office is located, no local filing is required to perfect a security interest in collateral consisting of general intangibles other than any such collateral arising from or relating to farm products.


                                  ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

               SECTION 6.1. Acquisition for Purchaser's Account. Purchaser represents and warrants to Grantor that as of the date hereof and the date of the Closing the Optioned Shares to be acquired upon exercise of the Control Option will be acquired by Purchaser as the agent for BCI's own account and not with a view to the public distribution thereof and will not be transferred except in compliance with the Securities Act.


                                  ARTICLE VII

                                 CHANGE IN LAW

               SECTION 7.1. Change in Law. (a) If a Change in Law after the execution and delivery of this Agreement and prior to the delivery of an Exercise Notice would be reasonably likely to (i) prevent BCI (or its agent) from exercising the Control Option, (ii) require BCI (or its agent) to divest, or otherwise limit BCI's (or its agent's) ability to exercise full rights of ownership over, the shares of Capital Stock owned by BCI and its Affiliates, the Control Option or the Optioned Shares or (iii) after the exercise of the Control Option, require the Intercable Group to divest any material business or assets or impose a material limitation on the conduct of Intercable Group's business, BCI may instruct the Purchaser to dispose of the Control Option and any other securities of the Intercable Group Entities owned by BCI and its Affiliates pursuant to the terms and procedures of this Article VII.

               (b) Purchaser acknowledges that it will have no rights under this Article VII if after the date hereof BCI or any of its Subsidiaries enters into a new line of business and at such time there is a law, rule or regulation that has one or more of the effects described in clauses (i), (ii) or (iii) of the preceding paragraph (a).

               SECTION 7.2. Right of First Offer. (a) In the event Purchaser is instructed by BCI to dispose of the Control Option after the occurrence of an event described in Section 7.1, Purchaser shall, by written notice to Grantor, first offer the Control Option to Grantor at a price equal to the aggregate consideration paid by Purchaser pursuant to Section 2.1, plus interest from the date of this Agreement to and including the date the Control Option is purchased by Grantor (or an Affiliate of Grantor), at a rate per annum equal to 12%, compounded annually (the "Offer Price"). Any such written notice shall be in the form of Exhibit C hereto (the "Offer Notice"), but will be effective only if a similar notice is simultaneously delivered by Purchaser under the Related Option Agreements.

               (b) For a period of 270 days after receipt of the Offer Notice, Grantor (or, if Grantor elects not to purchase the Control Option, Jones International or any of its Affiliates, including the Company) may, by a written notice to Purchaser in the form attached as Exhibit D hereto (an "Acceptance Notice"), elect to purchase the Control Option at the Offer Price and, if it so elects, may also purchase all (but not less than all) of (i) the shares of Common Stock and Class A Common Stock then held by BCI and its Subsidiaries at a price per share equal to the Market Value of such shares (calculated pursuant to Section 3.4 and assuming that the Trigger Date is the day immediately preceding the day the Offer Notice is delivered) and (ii) any other debt or equity securities of the Intercable Group Entities then held by BCI and its Subsidiaries at a price equal to the fair market value of such securities on the day immediately preceding the day on which the Offer Notice is delivered (such value to be determined pursuant to the valuation procedures described in Section 3.4(b)).

               (c) If Grantor, Jones International or any of its Affiliates (including the Company) fail to elect to purchase the Control Option within 270 days after receipt of the Offer Notice, then Purchaser may, for a period of 360 days following the expiration of such time period, sell (or enter into an agreement to sell) the Control Option to a third party, provided that in the event of any such sale the third party purchaser must simultaneously exercise the Control Option and deliver the Option Price to Grantor in exchange for the Optioned Shares (in such event, the "Trigger Date" will be the day which is 270 days after receipt by Grantor of an Offer Notice).

               (d) If Grantor fails to elect to purchase the Control Option at the Offer Price and Purchaser shall not have sold or entered into an agreement to sell the Control Option prior to the expiration of the 360 day period specified in paragraph (c) above, Purchaser must, prior to selling the Control Option, again offer the Control Option to Grantor pursuant to the terms and procedures of this Section 7.2.

               (e) In the event Purchaser is instructed by BCI to exercise its rights under Sections 7.1 and 7.2, Purchaser and Grantor will use reasonable efforts to identify a suitable partner to purchase the Control Option and the shares of Class A Common Stock held by Purchaser. Purchaser will consult with Jones before selling the Control Option to a third party and will consider Jones' views as to the suitability of potential purchasers.

               SECTION 7.3. Closing Procedures. (a) The delivery of an Acceptance Notice will constitute a contract between Purchaser and Grantor (and any Affiliate of Grantor that delivers the Acceptance Notice) for the purchase and sale of (i) the Control Option at the Offer Price, and (ii) if applicable, the securities described in clauses (i) and (ii) of Section 7.2(b) (the "Additional Securities") at the price described therein.

               (b) If Grantor (or its Affiliate) timely delivers an Acceptance Notice, the closing for the purchase and sale of the Control Option and the Additional Securities will take place 20 Business Days after delivery of such Acceptance Notice.

               (c) The purchase price for the Control Option and the Additional Securities will be paid by wire transfer in immediately available funds to a bank account designated by Purchaser not less than five Business Days prior to Closing.

               (d) At any closing hereunder, Purchaser will deliver to the purchaser good and valid title to the Control Option and the Additional Securities, free and clear of any Lien.


                                 ARTICLE VIII

                           SURVIVAL; INDEMNIFICATION

               SECTION 8.1. Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until one year after the date of the Closing, provided that the representation and warranty contained in
Section 5.1 shall survive indefinitely. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. Any such notice shall set forth the basis of the claim for indemnification (including reference to the specific details regarding the manner in which the covenants, agreements, representations or warranties are alleged to have been breached).

               SECTION 8.2. Indemnification. Grantor hereby indemnifies Purchaser against and agrees to hold it harmless from any and all damage, loss, liability and expense other than consequential damages (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Purchaser arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Grantor pursuant to this Agreement.

               SECTION 8.3. Procedures. The party seeking indemnification under Section 8.2 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section
8.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.


                                  ARTICLE IX

                           PLEDGE OF OPTIONED SHARES

               SECTION 9.1. The Security Interest. In order to secure the performance of the Secured Obligations in accordance with the terms thereof, and to secure the performance of all the obligations of Grantor hereunder:

          (a) Grantor hereby assigns and pledges to Purchaser and grants to Purchaser a security interest in the Optioned Shares, and all of its rights and privileges with respect to the Optioned Shares, and all income and profits thereon (other than dividends paid by the Company in respect of the Optioned Shares prior to any exercise by the Purchaser of its remedies hereunder, which will paid over to Grantor as provided in Section 9.4) and all proceeds of the foregoing, and any and all property referred to in Section 9.1(b) (the "Collateral").

          (b) In the event any change in the Company's capital stock described in Section 3.7 shall occur, Grantor will immediately pledge and deposit with Purchaser any securities (and any share certificates or other instruments evidencing such securities) issued by the Company in respect of the Optioned Shares, and all income and profits thereon (other than dividends paid by the Company in respect of the Optioned Shares prior to any exercise by the Purchaser of its remedies hereunder), as additional security for the Secured Obligations. All such securities, share certificates, instruments and other property constitute Collateral and are subject to all provisions of this Agreement.

          (c) The Security Interest is granted as security only and shall not subject Purchaser to, or transfer or in any way affect or modify, any obligation or liability of Grantor with respect to any of the Collateral or any transaction in connection therewith.

               (d) In the event Grantor fails to perform any Secured Obligation, Purchaser shall be entitled to exercise all rights of a secured party under the Uniform Commercial Code (whether or not in effect in the jurisdiction where the rights are exercised) and such other rights as may otherwise be provided to a secured party under applicable law.

               SECTION 9.2. Delivery of Collateral. All certificates representing Optioned Shares (or securities described in Section 9.1(b)) delivered to Purchaser by Grantor pursuant hereto shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, and accompanied by any required transfer tax stamps, all in form and substance satisfactory to Purchaser.

               SECTION 9.3. Further Assurances. (a) Grantor agrees that it will, at Purchaser's expense and in such manner and form as Purchaser may reasonably require, execute, deliver, file and record any financing statement, specific assignment or other paper and take any other action that may be necessary or desirable that Purchaser may request, in order to create, preserve, perfect or validate the Security Interest or to enable Purchaser to exercise and enforce its rights hereunder with respect to any of the

Collateral. To the extent permitted by applicable law, Grantor hereby authorizes Purchaser to execute and file, in the name of Grantor or otherwise, Uniform Commercial Code financing statements (which may be carbon, photographic, photostatic or other reproductions of this Agreement or of a financing statement relating to this Agreement) which Purchaser in its reasonable discretion may deem necessary or appropriate to further perfect the Security Interest.

               (b) Grantor agrees that it will not change (i) its name, identity or structure in any manner or (ii) the location of its chief executive office unless it shall have given Purchaser not less than 30 days' prior notice thereof.

               (c)  In connection with an exercise of rights pursuant to
Section 9.1(d), Purchaser may cause any or all of the Optioned Shares to be transferred of record into the name of Purchaser, BCI or any of their nominees. After notice thereof, Grantor will promptly give to the Purchaser (or its designee) copies of any notices or other communications received by it with respect to the Optioned Shares registered in the name of Grantor, and Purchaser will promptly give to Grantor copies of any notices and communications received by Purchaser (or BCI or a nominee) with respect to any Optioned Shares registered in the name of Purchaser (or BCI or a nominee).

               SECTION 9.4.  Right to Vote and Receive Dividends on
Collateral. (a) Until such time (if ever) that Purchaser shall have exercised, pursuant to Section 9.1(d), any of its remedies in respect of the Collateral, Grantor shall retain all voting rights with respect to the Optioned Shares and shall have the right to receive all dividends paid by the Company in respect of the Collateral and Purchaser shall take all such action as Grantor may deem necessary or appropriate to give effect to such right. All such dividends which are received by Purchaser shall be received in trust for the benefit of Grantor and shall promptly be paid over to Grantor.

               (b) In the event Purchaser exercises, pursuant to Section 9.1(d), any of its remedies in respect of the Collateral, Purchaser shall thereafter be entitled to receive all dividends paid by the Company in respect of the Collateral, but there will be no Option Price adjustment pursuant to
Section 3.3(a)(ii) in respect of any such dividends retained by Purchaser.

               SECTION 9.5. Limitation on Duty of Purchaser in Respect of Collateral. Beyond the exercise of reasonable care in the custody thereof, Purchaser shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. Purchaser shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected by Purchaser in good faith.

               SECTION 9.6. Termination of Security Interest; Release of Collateral. The Security Interest granted hereunder shall terminate, and all rights to the Collateral shall revert to the Grantor, at the termination of this Agreement pursuant to Section 10.1 (unless the Optioned Shares have been purchased as provided herein). Upon any such termination of the Security Interests or release of Collateral, Purchaser will deliver the Collateral to Grantor and will execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence the termination of the Security Interest or the release of such Collateral, as the case may be.

               SECTION 9.7.  Successors and Assigns.  The provisions of this
Article IX are for the benefit of Purchaser and Grantor and their respective successors and assigns, and in the event of an assignment permitted by Section
10.2 of all or any of the Secured Obligations, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness.


                                   ARTICLE X

                                 MISCELLANEOUS

               SECTION 10.1. Termination. (a) This Agreement will terminate automatically and will be of no further force or effect at the time the Control Option terminates (at the Termination Time or otherwise) or a closing pursuant to Section 7.2 or 7.3, provided that Sections 5.1, 5.6 and 6.1 will survive any such termination.

               (b) The termination of this Agreement pursuant to Section 10.1 shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement, provided that no such termination shall relieve any party for any liability such party may have for a material willful breach hereof.

               SECTION 10.2. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other parties hereto, provided that (i) Purchaser may assign its rights, but not its obligations, hereunder to any Eligible Assignee (or an agent of such Eligible Assignee), (ii) Purchaser may assign its rights and obligations hereunder as provided in Article VII and
(iii) Purchaser may assign its rights (but not its obligations) hereunder at any time after the delivery by it of an Exercise Notice to Grantor if at the time of any such assignment pursuant to this clause (iii) the assignee purchases the Optioned Shares pursuant to Section 3.5.

               (b) For purposes of this Agreement, "Eligible Assignee" means BCI and any entity which at the time of such assignment is, and thereafter during the term of this Agreement remains, (i) controlled, directly or indirectly, by BCI and (ii) not primarily engaged in, or a Subsidiary of BCI primarily engaged in, the direct operation or management of (x) cable television systems located in North America, (y) wireline local communications services located in the United States of America or (z) educational programming services, other than BCI and any Person that is an Intercable Group Entity or a JI Group Entity (each a "Restricted Business"). The parties hereto acknowledge that the foregoing provisions are not intended to restrict the Purchaser from assigning its rights hereunder to a Subsidiary of BCI that is a holding company of an entity or entities primarily engaged in a Restricted Business.

               SECTION 10.3.  Specific Performance.  The parties agree that
(i) Purchaser would be irreparably damaged if for any reason Grantor failed to sell the Optioned Shares upon exercise of the Control Option or to perform any of Grantor's other obligations under this Agreement, and that Purchaser would not have an adequate remedy at law for money damages in such event and (ii) Grantor would be irreparably damaged if for any reason Purchaser failed to maintain the Collateral in accordance with the terms of this Agreement or to perform any of Purchaser's other obligations under this Agreement, and that Grantor would not have an adequate remedy at law for money damages in such event. Accordingly, each party shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the other party. This provision is without prejudice to any other rights that each party may have against the other party for any failure to perform their obligations under this Agreement.

               SECTION 10.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested):

               if to Grantor, to each of:

                     Robert S. Zinn
                     431 Leyden Street
                     Denver, CO  80220
                     Telephone and Fax:  (303)333-5054

                     Christine Jones Marocco
                     25 East End Avenue
                     Apt. 14F
                     New York, New York   10028
                     Telephone:  (212)737-4722

                     John P. Garniewski, Jr.
                     2625 Concord Pike
                     P.O.Box 7108
                     Wilmington, Delaware   19803
                     Telephone:  302-477-1260
                     302-478-8524

               with a copy to:

                     Jones International, Ltd.
                     9697 East Mineral Avenue
                     Englewood, Colorado  80155
                     Fax:  303-784-8510
                     Attention:  Glenn R. Jones and General
                                        Counsel

               if to Purchaser:

                     Morgan Guaranty Trust Company of New York
                     60 Wall Street
                     New York, New York  10260
                     Fax:  212-648-5111
                     Attention:  Jack Fruchtman

               with copies to:

                     Bell Canada International Inc.
                     1000, rue de la Gauchetiere West
                     Suite 1100
                     Montreal, Quebec
                     Canada H3B 4Y8
                     Fax:  514-392-2342
                     Attention:  Chief Financial Officer
                                   and General Counsel

Any notice delivered after business hours or on any day which is not a Business Day shall be deemed for purposes of computing any time period hereunder to have been delivered on the succeeding Business Day.

               SECTION 10.5. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

               SECTION 10.6. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

               SECTION 10.7. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

               SECTION 10.8. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

               SECTION 10.9. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

               SECTION 10.10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

               SECTION 10.11. Separability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

               SECTION 10.12. Agency Capacity of Purchaser. Grantor expressly acknowledges and agrees that Purchaser is acting solely as agent on behalf of BCI and not in a principal capacity. Grantor further acknowledges and agrees that in executing and delivering this Agreement, making any payment, delivering any notice or instruction, making any determination or taking any other action provided for or contemplated herein, Purchaser is acting and shall act solely upon the instruction and at the direction of BCI.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                   JONES INTERNATIONAL GRANTOR
                                   BUSINESS TRUST


                                   By: _________________________
                                   Name:   Robert S. Zinn
                                   Title:  Managing Trustee


                                   By: _________________________
                                   Name:   Christine Jones Marocco
                                   Title:  Managing Trustee


                                   MORGAN GUARANTY TRUST COMPANY OF
                                   NEW YORK, as agent for Bell
                                   Canada International Inc.


                                   By: _________________________
                                   Title:


                                                                    SCHEDULE I

                               THE OPTION PRICE




The Option Price on any Trigger Date will be based on the following table:


         Anniversary
           of the
         SPA Closing                               Base Price

         June 19, 1995                             28.50
               1                                   40.32
               2                                   45.16
               3                                   50.58
               4                                   56.65
               5                                   63.44
               6                                   71.06
               7                                   79.58
               8                                   89.13

The Option Price on any Trigger Date will equal the sum of:

         (i) the Base Price on the anniversary of the SPA Closing immediately preceding the Trigger Date, and

        (ii) a pro rata portion (based on the number of days elapsed between the most recent anniversary of the SPA Closing and the Trigger
               Date) of the difference between such Base Price and the Base Price on the immediately succeeding anniversary of the SPA Closing.

                                                                     EXHIBIT A

                       [Form of Exercise Period Notice]
                                                                        [Date]

To Morgan Guaranty Trust Company of New York:

               Reference is made to the Option Agreement (the "Agreement") dated as of December 20, 1994 between Morgan Guaranty Trust Company of New York, as agent for Bell Canada International Inc., and Jones International Grantor Business Trust. Capitalized terms used but not defined herein have the meanings set forth in the Agreement. This Grantor's Notice is being delivered to you pursuant to Section 3.1 of the Agreement.

               Grantor hereby irrevocably notifies Purchaser that [an Event has occurred on [date] and an Exercise Period has commenced pursuant to subsection 3.1(a)(i) of the Agreement. Such Exercise Period will expire on 270 days from receipt by you of this Grantor's Notice.](*) [a Resignation Event has occurred on [date] and an Exercise Period has commenced pursuant to subsection 3.1(a)(ii) of the Agreement. Such Exercise Period will expire on ________, which is 90 days from receipt by you of this Grantor's Notice.](**) [pursuant to subsection 3.1(a)(iii) of the Agreement, Grantor hereby requests that Purchaser determine whether it wishes to exercise the Control Option on or prior to ________, which is 180 days from receipt by you of this Grantor's Notice.](***) [a Jones Bankruptcy Event has occurred on [date] and an Exercise Period has commenced pursuant to subsection 3.1(a)(v) of the Agreement. Such Exercise Period will expire on ________, which is 30 days from receipt by you of this Grantor's Notice.](****)

- -----------
   *Insert if Section 3.1(a)(i) Grantor's Notice.
  **Insert if Section 3.1(a)(ii) Grantor's Notice.
 ***Insert if Section 3.1(a)(iii) Grantor's Notice.
****Insert if Section 3.1(a)(v) Grantor's Notice.

               If Purchaser wishes to exercise the Control Option pursuant to the terms and conditions of the Agreement, please respond by delivery of an Exercise Notice in accordance with Section 3.2 of the Agreement prior to the expiration of the Exercise Period.

                                       JONES INTERNATIONAL GRANTOR
                                       BUSINESS TRUST

                                        By: _________________________

                                                                     EXHIBIT B

                           [Form of Exercise Notice]

                                                                        [Date]


To  Jones International Grantor Business Trust:


               Reference is made to the Option Agreement (the "Agreement" dated as of December 20, 1994 between Morgan Guaranty Trust Company of New York, as agent for Bell Canada International Inc., and Jones International Grantor Business Trust. Capitalized terms used but not defined herein have the meaning set forth in the Agreement. This Exercise Notice is being delivered to you pursuant to Section 3.2 of the Agreement and in response to your Exercise Period Notice dated as of [date].

               Purchaser hereby [irrevocably elects to exercise the Control Option and purchase the Optioned Shares for an aggregate purchase price of $__________ . Schedule I hereto sets forth our calculation of the purchase price per share pursuant to Sections 3.3 and 3.4(a) of the Agreement. Please contact us so that we may agree on a mutually acceptable time and place for closing.] [elects to exercise the Control Option and purchase the Optioned Shares at a price to be determined pursuant to Section 3.3 and the procedures described in Section 3.4(b) of the Agreement. Please contact us so that we may attempt to negotiate the Market Value of _______ within 10 Business Days of the date hereof.](*)

               Please contact us so that we may agree on a mutually acceptable time and place for closing.

                                 MORGAN GUARANTY TRUST COMPANY OF
                                 NEW YORK, as agent for Bell
                                 Canada International Inc.



                                  By: _________________________

______________
(*) Use second option only if a Market Value must be determined pursuant to Section 3.4(b).


                                                                     EXHIBIT C

                            [Form of Offer Notice]
                                                                        [Date]


To Jones International Grantor Business Trust:

               Reference is made to the Option Agreement (the "Agreement") dated as of December 20, 1994 between Morgan Guaranty Trust Company of New York, as agent for Bell Canada International Inc., and Jones International Grantor Business Trust. Capitalized terms used but not defined herein have the meanings set forth in the Agreement. This Offer Notice is being delivered to you pursuant to Section 7.2 of the Agreement.

               Purchaser wishes to dispose of the Control Option and hereby irrevocably offers to sell the Control Option to Grantor (or, if Grantor elects not to purchase the Control Option, Jones International, Ltd. or any of its Affiliates, including the Company) for the Offer Price (as defined in the Agreement), which we calculate to be $__________ as of the date of this Offer Notice.

               If Grantor (or Jones International, Ltd. or any of its Affiliates) wishes to purchase the Control Option for the Offer Price, please respond by delivery of an Acceptance Notice in accordance with subsection 7.2(b) of the Agreement on or prior to that date which is 270 days from receipt by you of this Offer Notice.

                                  MORGAN GUARANTY TRUST COMPANY
                                  OF NEW YORK, as agent for
                                  Bell Canada International Inc.



                                  By: _________________________

                                                                     EXHIBIT D

                          [Form of Acceptance Notice]

                                                                        [Date]


To  Morgan Guaranty Trust Company of New York:

               Reference is made to the Option Agreement (the "Agreement") dated as of December 20, 1994 between Morgan Guaranty Trust Company of New York, as agent for Bell Canada International Inc., and Jones International Grantor Business Trust. Capitalized terms used but not defined herein have the meaning set forth in the Agreement. This Acceptance Notice is being delivered to you pursuant to Section 7.2 of the Agreement and in response to Purchaser's Offer Notice dated as of [date].

               [Grantor](*) hereby irrevocably agrees to exercise the Control Option and purchase the Optioned Shares for the Offer Price, which we calculate to be $___________ as of the date hereof. [Grantor also hereby elects to purchase (i) all shares of Common Stock and Class A Common Stock and
(ii) any other debt or equity securities of the Intercable Group Entities held by Purchaser and its Subsidiaries on the date hereof for an aggregate purchase price to be determined pursuant to Section 7.2(b) of the Agreement.](**)

               Please contact us so that we may agree on a mutually acceptable time and place for closing [and the purchase price of the additional securities](**).


                                       [JONES INTERNATIONAL GRANTOR
                                       BUSINESS TRUST](*)



                                       By: _________________________

- -----------
 * Insert name of Grantor, Jones International, Ltd. or name of Affiliate, as applicable.
** Insert if appropriate.